Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
August 7, 2009	Evan Zeppos
414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC.

ANNOUNCES SECOND QUARTER RESULTS

PEWAUKEE, WI, AUGUST 7, 2009 – CIB Marine Bancshares, Inc., a bank holding company headquartered in Pewaukee, Wisconsin (PINKSHEETS: CIBH), today announced that its performance for the quarter and six months ended June 30, 2009 continued to show operating losses.

“While these are challenging times, management has proposed a plan of reorganization that it believes will strengthen the holding company.  We have asked the holders of the trust preferred securities to approve a prepackaged plan of reorganization, and while we will not know if the plan is approved until August 17, 2009, we remain convinced that this plan represents the best opportunity to maximize value for the company’s shareholders and trust preferred security holders,” said John P. Hickey, Jr., president and CEO. “Management at the holding company is working hard to improve operating efficiencies, reduce expenses and increase revenues.”

The company’s consolidated loss from continuing operations from the second quarter of 2009 was $10.3 million, or $0.57 per share.  This compares to a loss of $14.0 million, or $0.77 per share, for the second quarter of 2008.  Consolidated loss from continuing operations for the first six months of 2009 was $16.1 million, or $0.88 per share, compared to a loss of $16.8 million, or $0.92 per share, in the first six months of 2008.

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CIB MARINE BANCSHARES / PAGE TWO

At June 30, 2009, total assets of the company were $833.9 million, compared to $906.4 million at December 31, 2008.  Company officials said this decline reflected lower loan balances and planned reductions in the company’s investment portfolio.  Net interest margin in the second quarter of 2009 declined to 1.50% compared to 2.10% in the second quarter of 2008 as a result of the continuing impact of accrued interest expense related to the trust preferred securities, increased levels of non-performing loans and company efforts to strengthen its liquidity position.  While the provision for loan loss in the second quarter of 2009 increased to $6.2 million from $3.0 million in the first quarter of 2009, it was, nonetheless, lower than the $8.5 million recorded in the second quarter of 2008.  The company’s ratio of non-performing assets to total assets at June 30, 2009 was 5.05%, compared to 2.77% at June 30, 2008.

Capital ratios at the company’s subsidiary bank remained strong and are above the guidelines established by regulators to qualify as an adequately capitalized bank.  Hickey noted that liquidity remains strong and customer deposits remain safe, secure and insured.

“Management is working to better position the company to locate a strategic partner on terms that would result in the greatest value for both the holders of the trust preferred securities as well as for the company’s common shareholders.  In the meantime, management is focused on ensuring the safety and soundness of the bank by maintaining its capital ratios at their current strong levels,” Hickey added.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of
CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part
II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

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